Exhibit 15
Acknowledgement Letter of Independent Certified Public Accountants

The Board of Directors
Catalina Marketing Corporation:

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-46793, Form S-8 No. 33-77100, Form S-8 No. 33-82456, Form S-8 No. 333-07525 and Form S-8 No. 333-86905) of Catalina Marketing Corporation of our report relating to the unaudited condensed consolidated interim financial statements as of June 30, 2002 and for the three-month period then ended of Catalina Marketing Corporation that are included in its Form 10-Q for the quarter ended June 30, 2002.

/s/ Ernst & Young LLP

August 13, 2002
Tampa, Florida